Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports 2007 Second Quarter Operating Results
Revises 2007 Outlook

Oak Brook, IL – August 1, 2007 – RC2 Corporation (NASDAQ:RCRC) today announced its results for the second quarter and six months ended June 30, 2007.  Income from continuing operations was $2.4 million or $0.11 per diluted share in the 2007 second quarter as compared with $8.0 million or $0.38 per diluted share in the year ago second quarter.  Income from continuing operations for the six months ended June 30, 2007 was $10.4 million or $0.48 per diluted share as compared with $15.6 million or $0.73 per diluted share for the six months ended June 30, 2006.  The results for the second quarter and six months ended June 30, 2007 include $6.4 million, $4.0 million net of tax, in recall-related costs which negatively impacted diluted earnings per share by $0.19 in each period. (Refer to the attached supplemental consolidated statement of earnings adjusted for recall-related costs).  In addition, the results for the second quarter and six months ended June 30, 2007 include approximately $0.5 million in tax benefit due to the settlement of a tax position with a foreign jurisdiction, which positively impacted diluted earnings per share by $0.02 for the quarter and year to date periods.

Second Quarter Operating Results
Net sales for the second quarter of 2007 decreased by approximately 14% to $92.2 million compared with $106.6 million for the second quarter a year ago.  The net sales decrease was attributable to the decreases in the preschool and youth and adult products categories, partially offset by an increase in the infant and toddler products category.  (Refer to the attached supplemental sales reporting schedule.)  Sales in the preschool products category decreased 27% primarily due to decreases in the Bob theBuilder, John Deere and Thomas & Friends toy product lines and ride-ons.  In addition, recall-related returns and allowances of $3.3 million negatively impacted the net sales in the preschool products category.  Sales in the youth and adult products category decreased by approximately 21% due primarily to lower sales of discontinued products.  Sales in the infant and toddler products category increased by approximately 4%, primarily driven by the Soothie™ bottle feeding system, American Red Cross health and wellness products marketed under our The First Years® brand and newly re-launched Lamaze infant development products.

Current year second quarter net sales, excluding $4.5 million in net sales of discontinued product lines and $3.3 million in recall-related returns and allowances, decreased approximately 7% compared with second quarter 2006 net sales excluding $8.9 million in net sales of discontinued product lines.  Sales in the preschool products category for the second quarter of 2007, excluding $3.3 million in recall-related returns and allowances, decreased approximately 19% compared with second quarter 2006.  Sales in the youth and adult products category for the second quarter of 2007, excluding $4.4 million of discontinued product lines, decreased approximately 1% compared with second quarter 2006 net sales, excluding $8.8 million of discontinued product lines.

Gross margin decreased to 41.0% from 47.3% in the prior year quarter.  The 2007 second quarter gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the second quarter of 2006 and $4.1 million of recall-related costs.  Current year second quarter gross margin excluding $4.1 million in recall-related costs was 43.9%.  Selling, general and administrative expenses as a percentage of net sales increased to 37.9% in the second quarter of 2007 compared with 34.4% in the second quarter of 2006, primarily due to the inclusion of $2.2 million of recall-related costs.  Selling, general and administrative expenses for the 2007 second quarter, excluding the $2.2 million of recall-related costs, were 34.3% of net sales.

Year to Date Operating Results
Net sales for the six months ended June 30, 2007 decreased by approximately 2% to $204.7 million compared with $208.3 million for the six months ended June 30, 2006.  The net sales decrease was attributable to the decreases in the preschool and youth and adult products categories, partially offset by an increase in the infant and toddler products category.  (Refer to the attached supplemental sales reporting schedule.)  Sales in the preschool products category decreased approximately 11%, primarily driven by the John Deere and Thomas & Friends toy product lines and ride-ons.  In addition, recall-related returns and allowances of $3.3 million negatively impacted the net sales in the preschool products category.  Sales in the youth and adult products category decreased approximately 10% due to lower sales of discontinued products.  Sales in the infant & toddler products category increased by approximately 11%, primarily driven by the Take & Toss® toddler self-feeding system, Soothie bottle feeding system, American Red Cross health and wellness products and newly re-launched Lamaze infant development products.

Current year to date net sales, excluding $10.4 million in net sales of discontinued product lines and $3.3 million in recall-related returns and allowances, increased approximately 3% to $197.6 million compared with 2006 year to date net sales of $191.9 million, excluding $16.3 million in net sales of discontinued product lines.  Sales in the preschool products category for the year to date period of 2007, excluding $3.3 million in recall-related returns and allowances, decreased approximately 7% compared with the same period in 2006.  Sales in the youth and adult products category for the first six months of 2007, excluding $10.4 million of discontinued product lines, increased approximately 6% compared with the first six months of 2006 net sales, excluding $16.1 million in net sales of discontinued product lines.

Gross margin for the six months ended June 30, 2007 decreased to 43.1% from 46.9% in the comparable period of 2006.  The 2007 year to date gross margin reflects the impact of a less favorable product mix and higher product costs than that experienced in the same period of 2006 and $4.1 million of recall-related costs.  Gross margin for the six months ended June 30, 2007 excluding $4.1 million in recall-related costs was 44.4%.  Selling, general and administrative expenses as a percentage of net sales increased to 35.5% for the six months ended June 30, 2007 compared with 34.0% for the comparable period of 2006, primarily due to the inclusion of $2.2 million of recall-related costs.  Selling, general and administrative expenses for the six months ended June 30, 2007 excluding the $2.2 million of recall-related costs was 33.9% of net sales.

Cash and Debt
During the second quarter of 2007, the Company generated over $15 million of operating cash flow.  As of June 30, 2007, the Company’s cash balances exceeded $32 million and the Company did not have any outstanding debt balances.  Additionally, during the first quarter, the Company announced a program to repurchase up to $75 million of the Company’s common stock.  During the second quarter, the Company repurchased 3,500 shares under this program.

Acquisition
On May 24, 2007, the Company acquired substantially all of the assets of Compass, a privately-held, start-up developer and marketer of infant and toddler travel gear.  The acquisition was funded with existing cash.  Results for the Company for the quarter and six months ended include Compass from May 24, 2007.  These results did not have a material impact on the quarter or year to date period.

Product Recall
On June 13, 2007, the Company announced the voluntary recall of 26 individual wooden railway toys (affecting 23 retailer SKUs), after an internal investigation linked apparent excess levels of lead with a limited number of paint colors used at a single contract manufacturing facility which purchased paint from an independent paint supplier.  All production at the affected facility has been terminated and RC2 has mandated that its contract manufacturers do not make purchases from the affected paint supplier.  Due to the high levels of recovery and related toy replacement costs, the Company has recorded a charge of approximately $4 million, net of tax, in the second quarter.  This charge is based on the latest estimates of retailer inventory returns and consumer product replacement costs. (Refer to the attached supplemental consolidated statement of earnings adjusted for recall-related costs).  In addition, the Company currently anticipates incremental professional service fees, air freight, returns and replacement processing, marketing and promotional costs related to the recall totaling between $3 million and $4 million, net of tax, in the second half of 2007.  These charges include estimated defense costs relating to the class action lawsuits that have been filed against the Company.

Commentary
Curt Stoelting, CEO of RC2 commented, “We experienced a very challenging second quarter including a slow down in our sales, lower gross margins and a significant product recall.  The largest sales decline was in our preschool products category.  Although we expected slower growth in preschool toys due to planned declines in ride-on’s, we did not anticipate the magnitude of the impact of increased competition from movie-based toys throughout the second quarter.  During the quarter we suspended shipment of products that are subject to the wooden toy voluntary recall announced on June 13, 2007.  Although these suspended shipments caused a slight impact in preschool toy sales, our analysis indicates that preschool toy consumer take away was declining before the announcement of the recall.

“In the second half, we expect a continuation of lower preschool toy sales trends with some positive contribution from our new products launching in this category, which include the Take Along by Learning Curve’s Nickelodeon product line and our new Play Town™ platform brand featuring wooden figures, playsets and books.  We are also launching Battle Wheels™ and V-Bot™, two new radio-control products marketed under our Johnny Lightning® youth toy brand.

“As expected, our gross margin, excluding the impact of charges related to the voluntary recall, declined in the second quarter and for the first six months as we continued to experience the impact of increased China and raw material costs, particularly zinc, and a shift in our product and distribution mix.  The cost increases in zinc negatively impacted gross margin by approximately 110 basis points in the quarter.  Our operating expenses in the quarter and for the first six months, excluding those expenses impacted by the recall, were well controlled and lower than the prior year.  As previously announced, we are increasing investment spending in 2007 to support our new product launches and to build consumer awareness of our owned brands.  We continue to estimate that our full year investment spending will be approximately $9.0 million and that $5.0 million to $7.0 million of this amount will be expensed in 2007.  Through June 30, 2007, investment spending totaled approximately $1.9 million, of which approximately $0.8 million was included in operating expenses.  The remainder of these expenditures are timed with new product launches and with new consumer marketing activities in the second half of 2007.

“A key component of our consumer marketing plan is our recently announced multi-year digital media partnership with WhatToExpect.com.  A major new area on WhatToExpect.com called The Playroom by Learning Curve™ launched as planned in June.  We are very encouraged by the early results.  So far, we have registered over 25,000 expecting moms.  The goal of this effort is to enhance our relationship with expectant moms through the first six years of their children’s lives and to build the consumer awareness of our Learning Curve brand while promoting our extensive line of infant, toddler and preschool products.

“Also, with the addition of Compass, their existing and recently developed innovative infant and toddler travel products, are a great fit with our The First Years® and Learning Curve® brands.  The acquired products and the new additions to our management team will allow us to expand our presence into the growing infant and toddler travel gear category.

 Stoelting concluded, “Our strategy and investments to launch new products, expand our owned brands and build consumer awareness across all of our brands gives us confidence that we will achieve organic sales growth and improved operating performance in 2008 and beyond.”

Financial Outlook
Because of recent sales trends RC2 is revising its 2007 outlook.  The Company now expects full year 2007 estimated net sales, excluding discontinued product lines and recall-related returns and allowances, to be in the range of $475 million to $485 million as compared with 2006 net sales excluding discontinued product lines of $481.4 million and expects full year estimated net sales of discontinued product lines to be in the range of $15 million to $20 million as compared with 2006 net sales of discontinued product lines of $37.4 million.  Net sales estimates are dependent on a number of factors including continued success and expansion of continuing product lines, successful introductions of new products and product lines and maintenance of key licenses.  Other key factors include seasonality, availability and predictability of product supply, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates and including planned levels of expense from investment spending, the Company expects that full year 2007 diluted earnings per share, excluding estimated recall-related costs, will range from $2.05 to $2.15.   Full year 2007 recall-related costs are currently estimated at $7 million to $8 million, net of tax, or $0.32 to $0.37 on a diluted earnings per share basis.  These diluted earnings per share estimates do not include the impact of potential stock repurchases in the second half of 2007.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including consolidated statements of earnings excluding recall-related costs, net sales by category adjusted to exclude net sales from discontinued product lines and recall-related returns and allowances and EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.  See the “Consolidated Statements of Earnings as Adjusted for Recall-related Costs,” "Net Sales by Category Excluding Discontinued Product Lines and Recall-related Returns and Allowances" and “Calculation of EBITDA” tables below.

EBITDA
EBITDA is defined as recurring earnings before interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of EBITDA.  EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Wednesday, August 1, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to the recall may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the outcome of the class action lawsuits that have been filed against the Company related to the recall and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

                                      Consolidated Statements of Earnings
                                                 (In thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$92,152	$106,586	$204,745	$208,258
Cost of sales (1)	54,409	56,146	116,540	110,541
Gross profit	37,743	50,440	88,205	97,717
Selling, general and administrative expenses (1)	34,955	36,646	72,723	70,762
Amortization of intangible assets	213	315	426	630
Operating income	2,575	13,479	15,056	26,325
Interest expense (income), net	(150)	856	152	1,871
Other expense (income)	(110)	37	(576)	(118)
Income from continuing operations before income taxes	2,835	12,586	15,480	24,572
Income tax expense	485	4,538	5,071	8,958
Income from continuing operations	2,350	8,048	10,409	15,614
Income from discontinued operations, net of tax	110	1,087	110	1,011
Net income	$2,460	$9,135	$10,519	$16,625

(1) Depreciation expense was $3.6 million for each of the quarters ended June 30, 2007 and 2006.
Depreciation expense was $7.2 million and $7.1 million for the six months ended June 30, 2007 and 2006, respectively.
Compensation expense for stock options was $1.3 million and $1.1 million for the quarters ended June 30, 2007 and 2006, respectively.
Compensation expense for stock options was $2.3 million and $2.1 million for the six months ended June 30, 2007 and 2006, respectively.

EPS:
Basic earnings per share:
Income from continuing operations	$0.11	$0.39	$0.49	$0.75
Income from discontinued operations	0.01	0.05	0.01	0.05
Net income	$0.12	$0.44	$0.50	$0.80
Diluted earnings per share:
Income from continuing operations	$0.11	$0.38	$0.48	$0.73
Income from discontinued operations	-	0.05	0.01	0.05
Net income	$0.11	$0.43	$0.49	$0.78
Weighted average shares outstanding:
Basic	21,225	20,863	21,170	20,807
Diluted	21,611	21,347	21,565	21,313

	Selected Consolidated Balance Sheet Data

	June 30, 2007	March 31, 2007	June 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$32,256	$25,266	$14,937
Trade accounts receivable, net	76,609	85,004	82,869
Inventory	91,956	86,467	98,915
Accounts payable and accrued expenses	70,882	66,532	80,658
Lines of credit	-	-	-
Term loan	-	-	54,063
Stockholders' equity	$469,608	$463,412	$423,468

Reconciliation of Non-GAAP Financial Information
Consolidated Statements of Earnings As Adjusted for Recall-related Costs
(In thousands, except per share data)

	Three months ended June 30, 2007			Six months ended June 30, 2007
	Actual	Recall-related Costs	As Adjusted for Recall-related Costs	Actual	Recall-related Costs	As Adjusted for Recall-related Costs
Net sales (1)	$92,152	$(3,265)	$95,417	$204,745	$(3,265)	$208,010
Cost of sales (2)	54,409	865	53,544	116,540	865	115,675
Gross profit	37,743	(4,130)	41,873	88,205	(4,130)	92,335
Selling, general and administrative expenses (3)	34,955	2,233	32,722	72,723	2,233	70,490
Amortization of intangible assets	213	-	213	426	-	426
Operating income	2,575	(6,363)	8,938	15,056	(6,363)	21,419
Interest expense (income), net	(150)	-	(150)	152	-	152
Other income	(110)	-	(110)	(576)	-	(576)
Income from continuing operations
before income taxes	2,835	(6,363)	9,198	15,480	(6,363)	21,843
Income tax expense	485	(2,322)	2,807	5,071	(2,322)	7,393
Income from continuing operations	2,350	(4,041)	6,391	10,409	(4,041)	14,450
Income from discontinued operations, net of tax	110	-	110	110	-	110
Net income	$2,460	$(4,041)	$6,501	$10,519	$(4,041)	$14,560

EPS:
Basic earnings per share:
Income from continuing operations	$0.11	$(0.19)	$0.30	$0.49	$(0.19)	$0.68
Income from discontinued operations	0.01	-	0.01	0.01	-	0.01
Net income	$0.12	$(0.19)	$0.31	$0.50	$(0.19)	$0.69

Diluted earings per share:
Income from continuing operations	$0.11	$(0.19)	$0.30	$0.48	$(0.19)	$0.67
Income from discontinued operations	-	-	-	0.01	-	0.01
Net income	$0.11	$(0.19)	$0.30	$0.49	$(0.19)	$0.68

Weighted average shares outstanding:
Basic	21,225	21,225	21,225	21,170	21,170	21,170
Diluted	21,611	21,611	21,611	21,565	21,565	21,565

Notes:
(1) Recall-related costs included in net sales include costs associated with returns and allowances.
(2) Recall-related costs included in cost of sales primarily include costs associated with inventory reserves.
(3) Recall-related costs included in selling, general and administrative expenses primarily include freight costs.

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

Net Sales by Category and Channel

	Quarter ended June 30, 2007	Quarter ended June 30, 2006	Six Months ended June 30, 2007	Six Months ended June 30, 2006
Net sales by category:
Infant and toddler products	$44,080	$42,579	$95,480	$86,318
Preschool products	30,801	42,176	71,494	80,007
Youth and adult products	17,271	21,831	37,771	41,933
Net sales	$92,152	$106,586	$204,745	$208,258

Net sales by channel:
Chain retailers	$62,149	$68,708	$142,492	$141,149
Specialty retailers, wholesalers & OEM dealers	25,587	34,322	55,625	61,009
Corporate promotional, direct to consumer & other	4,416	3,556	6,628	6,100
Net sales	$92,152	$106,586	$204,745	$208,258

Net sales from discontinued operations (sold businesses)	--	$6,121	--	$7,958

Net Sales by Category Excluding
Discontinued Product Lines and Recall-Related Returns and Allowances

	Quarter ended June 30, 2007	Quarter ended June 30, 2006	Six Months ended June 30, 2007	Six Months ended June 30, 2006
Net sales by category:
Infant and toddler products	$44,052	$42,510	$95,395	$86,135
Preschool products	34,066	42,176	74,759	79,994
Youth and adult products	12,827	13,001	27,417	25,812
Net sales, as adjusted	90,945	97,687	197,571	191,941
Discontinued product lines	4,472	8,899	10,439	16,317
Net sales excluding recall-related returns and allowances	$95,417	$106,586	$208,010	$208,258

Calculation of EBITDA
(Earnings before interest, taxes, depreciation, amortization, stock option expense and recall-related costs)

	Quarter ended June 30, 2007	Quarter ended June 30, 2006	Six Months ended June 30, 2007	Six Months ended June 30, 2006
Operating income	$2,575	$13,479	$15,056	$26,325
Depreciation	3,635	3,597	7,239	7,132
Amortization	213	315	426	630
Compensation expense for stock options	1,303	1,049	2,349	2,055
Recall-related costs	6,363	--	6,363	--

EBITDA	$14,089	$18,440	$31,433	$36,142